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Exhibit 10.1

SEVERANCE AGREEMENT

    SEVERANCE AGREEMENT , dated as of April 10, 2001 (this "Agreement"), between AVAX Technologies, Inc., a Delaware corporation (the "Corporation"), and Ernest W. Yankee, Ph.D. ("Executive").

RECITALS

    WHEREAS , the Corporation and Executive entered into an employment agreement dated as of September 13, 1996, as amended on April 7, 1997 (collectively, the "Employment Agreement"), pursuant to which Executive agreed to serve as Executive Vice President of the Corporation;

    WHEREAS, Executive has resigned, effective the date hereof, from his position as Executive Vice President of the Corporation; and

    WHEREAS , the Corporation and Executive have agreed that it is in their respective best interests to set forth the parties' rights and obligations with respect to each other in connection with Executive's resignation.

    NOW, THEREFORE , in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and the Corporation agree as follows:

    1.  Termination of Executive's Employment.  Executive hereby confirms his resignation from his position as an officer and employee of the Corporation (and all positions with subsidiaries of the Corporation) effective as of April 10, 2001 (the "Termination Date"). Executive will receive his normal pay through the Termination Date in accordance with the Corporation's normal payroll practices.

    2.  Termination of Executive's Employment Agreement.  Executive and the Corporation hereby agree that the Employment Agreement is terminated effective as of the Termination Date; provided, however, that, notwithstanding anything to the contrary contained in the Employment Agreement, the respective rights and obligations of Executive and the Corporation under Section 14 thereof shall survive such termination. Executive will continue to be bound by any Corporation policies and procedures that have effect beyond a termination of employment (including, for example, confidentiality policies and insider trading policies).

    3.  Severance Compensation.  In consideration of Executive's execution of this Agreement, Executive shall receive a lump sum payment equal to (i) $105,000 payable on April 19, 2001 (the "Severance Payment"); provided, that Executive shall not in the interim have revoked his agreement hereto as set forth in Section 7(e) hereof. The Severance Payment shall be made by the Corporation's check to be delivered by the Corporation to Executive on or before the date that the Severance Payment is due. The Severance Payment shall be subject to all applicable withholding taxes. Executive hereby acknowledges that the Severance Payment includes all monies payable to him by the Corporation, including, without limitation, wages (other than as specified in Section 1), payment for accrued and unused vacation days, holiday pay, sick pay and severance pay. The Corporation will reimburse Executive for unreimbursed business expenses incurred by Executive prior to the date hereof in accordance with customary Corporation practices.

    4.  Options.  The Corporation has granted to Executive options to purchase shares of the Corporation's common stock. Any stock options vested on the Termination Date shall only be exercisable for the period after a termination of employment specified in the applicable stock option agreement. No unvested stock option on the Termination Date shall hereafter vest or become exercisable in any manner.

    5.  Benefits.  Executive acknowledges that, from and after the Termination Date, he is entitled to no employee benefits, including medical, life insurance and other health benefits, except as required by law.

    6.  Property.  Executive hereby covenants that all Corporation property in the possession of Executive will be returned to the Corporation on or before April 19, 2001. The Corporation will deliver to Executive all personal property of Executive at the Corporation, including Executive's personal files unrelated to the Corporation, on or before the April 19, 2001.

    7.  General Release and Waiver.

        a.  Executive hereby releases, remises, acquits and discharges the Corporation and its respective subsidiaries, partners, directors, agents, executives, consultants, independent contractors, attorneys, advisers, successors and assigns, jointly and severally, from any and all claims, known or unknown, which Executive, his heirs, successors, or assigns have or may have against any of such parties and any and all liability which any of such parties may have to Executive whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to claims under the Employment Agreement, claims of discrimination under the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, Title VII of the United States Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the human rights laws of the State of Missouri and Kansas City, or any other federal, state or local law concerning wages, employment or discharge, and any other law, rule, or regulation or workers' compensation or disability claim under any such laws. Notwithstanding any other provision of this Agreement, this release is not intended to interfere with Executive's right to file a charge with the U.S. Equal Employment Opportunity Commission in connection with any claim he believes he may have against the Corporation. However, by signing and returning this Agreement, Executive agrees to waive the right to recover damages in any proceeding he may bring before the U.S. Equal Employment Opportunity Commission or in any proceeding brought by the U.S. Equal Employment Opportunity Commission on his behalf. This release relates to claims arising from and during his employment relationship with the Corporation or as a result of the termination of such relationship. This release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, tort claims, compensatory damages or punitive damages, in any such case whether or not such claims have been previously asserted by Executive. Executive further agrees that he will not file or permit to be filed on his behalf any such released claim. This release shall not apply to the obligations set forth in this Agreement.

        b.  Executive hereby acknowledges that he has been advised to consult with an attorney in connection with his execution of this Agreement and that he has done so.

        c.  Executive expressly acknowledges that the termination benefit being offered to him hereby is a benefit to which he would not be entitled without executing the foregoing release, and constitutes consideration for the foregoing release.

        d.  Executive hereby acknowledges that he has been provided the opportunity to take twenty-one (21) days to consider whether to execute this Agreement, and Executive has chosen to waive such period should he execute this Agreement prior to the expiration of that twenty-one (21) day waiting period.

        e.  Executive understands that during the seven (7) days following his execution of this Agreement Executive may revoke his agreement hereto at any time by notifying the Corporation in writing. Executive acknowledges and agrees that in the event that Executive revokes his agreement hereto this entire Agreement will be thereby revoked.

    8.  Non-Disparagement.  Executive agrees not to make any statements, in writing or otherwise, that disparage the reputation or character of the Corporation or any of its affiliates, its and their respective officers, directors, employees and agents, at any time for any reason whatsoever, except in connection with any litigation or administrative proceedings by or between Executive and the Corporation or as otherwise required by law.

    9.  General Provisions.

        a.  If any provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision will be modified to the extent necessary to permit it to be enforceable, and the remaining provisions of this Agreement will continue to be in force. The parties agree that this Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Delaware without regard to its conflicts of law rules.

        b.  This Agreement contains the entire agreement among Executive and the Corporation with respect to the matters contemplated herein and supersedes all prior agreements or understandings, whether written or oral, among the parties with respect to such matters. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of a party to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. This Agreement is binding upon the heirs and personal representatives of Executive and upon the successors and assigns of the Corporation.

        c.  The section headings contained in this Agreement are for the convenience of reference only and shall not affect the construction of any provision of this Agreement.

        d.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF , the parties have executed this Agreement as of the date first written above.

AVAX TECHNOLOGIES, INC.
By:	/s/ DAVID L. TOUSLEY
Name: David L. Tousley
Title: Chief Operating Officer
EXECUTIVE
/s/ ERNEST W. YANKEE, PH.D. Ernest W. Yankee, Ph.D.

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  Exhibit 10.1
SEVERANCE AGREEMENT
RECITALS